UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to § 240.14a-12

SoundBite Communications, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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22 Crosby Drive
Bedford, Massachusetts 01730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 19, 2010

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders, which is being held as follows:

Date	Wednesday, May 19, 2010
Time	9:00 a.m., Eastern daylight saving time
Location	SoundBite Communications, Inc. 22 Crosby Drive Bedford, Massachusetts

At the annual meeting, we will ask you and our other stockholders to vote on two proposals:

Proposal No. 1	election of two Class III directors to three-year terms; and
Proposal No. 2	ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

Stockholders also will be asked to consider any other business properly presented at the annual meeting.

Only stockholders of record at the close of business on March 29, 2010 are entitled to vote at the annual meeting. A complete list of those stockholders will be open to the examination of any stockholder at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts, during ordinary business hours, for a period of ten days prior to the annual meeting as well as on the day of the annual meeting. The annual meeting may be adjourned from time to time without notice other than by announcement at the annual meeting. Our stock transfer books will remain open for the purchase and sale of common stock.

Our 2009 Annual Report is being mailed with this Notice and the Proxy Statement.

Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. We have enclosed for your convenience a return envelope, which is postage prepaid if mailed in the United States. Even if you vote by proxy, you may still vote in person if you attend the meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

By Order of the Board of Directors,

Robert C. Leahy
Secretary

Bedford, Massachusetts
April 6, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 19, 2010 at 22 Crosby Drive, Bedford, Massachusetts:

The proxy statement is available at http://www.edocumentview.com/SDBT, and the 2009 Annual Report is available at http://ir.soundbite.com/annuals.cfm.

PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the board of directors of SoundBite Communications, Inc. is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. You do not, however, need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April 6, 2010 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, May 19, 2010, at 9:00 a.m., Eastern daylight saving time, at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts. Directions to the annual meeting are included with the form of proxy and can be found at www.soundbite.com/about-us/contact-us#. Information on how to vote in person at the annual meeting is discussed below. In order to attend the meeting, you should present the Admission Ticket included with the form of proxy being delivered to you.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 29, 2010 will be entitled to vote at the annual meeting. On this record date, there were 16,315,048 shares of common stock outstanding and entitled to vote.

Stockholder of Record; Shares Registered in Your Name

If on March 29, 2010 your shares were registered directly in your name with our transfer agent, Computershare Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 29, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	election of two directors; and

•	ratification of selection by the audit committee of the board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

What if another matter is properly brought before the meeting?

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” both of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone from a location in the United States, Canada or Puerto Rico, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 2 a.m., Eastern daylight saving time, on May 19, 2010 to be counted.

•	To vote through the internet, go to www.envisionreports.com/SDBT to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 2 a.m., Eastern daylight saving time, on May 19, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware, however, that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 29, 2010.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2010. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Robert Leahy, our Secretary, at 22 Crosby Drive, Bedford, Massachusetts.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to approve each proposal?

For Proposal No. 1 relating to the election of directors, the two nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

To be approved, Proposal No. 2, which relates to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2010, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be filed on a current report on Form 8-K following the annual meeting.

What proxy materials are available on the internet?

The notice and proxy statement are available at http://www.edocumentview.com/SDBT.

PROPOSALS

Proposal No. 1. Election of Class III Directors

The first proposal on the agenda for the annual meeting is the election of Eric Giler and James Goldstein as Class III directors, each of whom would serve a three-year term beginning at the annual meeting and ending at the 2013 Annual Meeting of Stockholders.

The board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. The board of directors currently has eight members. The three director classes currently are as follows:

•	the class I directors are Justin Perreault, James Roszkowski and Eileen Rudden, and their terms will expire at the 2011 Annual Meeting of Stockholders;

•	the class II directors are Vernon Lobo, Regina Sommer and James Milton, and their terms will expire at the 2012 Annual Meeting of Stockholders; and

•	the class III directors are Eric Giler and James Goldstein, and their terms will expire at the annual meeting.

Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Each of the nominees for election at the annual meeting is currently a director who was previously elected by the stockholders. If elected at the annual meeting, each of the nominees will serve until the 2013 Annual Meeting of Stockholders and until his successor is elected and qualified, or until his earlier death, resignation or removal. In the event that either of the nominees is unable or unwilling to serve, proxies will be voted for such substitute nominee or nominees as the board may determine. We are not aware of any reason that either nominee will be unable or unwilling to serve as a director.

Our nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct the Company’s business. To that end, the nominating and corporate governance committee has evaluated the board’s current members in the broader context of the board’s overall composition. The nominating and corporate governance committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the nominating and corporate governance committee views as critical to effective functioning of the board.

At the annual meeting, stockholders will be asked to consider the re-election of Mr. Giler and Mr. Goldstein as Class III directors. The following table contains biographical information, as of March 29, 2010, together with information about the specific and particular experience, qualifications, attributes or skills of each nominee for director that led the nominating and corporate governance committee to believe that the nominee should continue to serve on the board.

Eric R. Giler	Mr. Giler has served as one of our directors since December 2005. He chairs the compensation committee. Since August 2008 Mr. Giler has served as Chief Executive Officer of WiTricity Corporation, a developer of technology for wireless electricity. Mr. Giler was the Chairman and Chief Executive Officer of Groove Mobile, a provider of mobile music commerce platforms, from April 2006 until its acquisition by LiveWire Mobile, Inc. in March 2008. Mr. Giler served as the Chief Executive Officer and President of Brooktrout, Inc., a NASDAQ-listed provider of software and hardware platforms, from 1984 until its acquisition by EAS Group, Inc. in October 2005. Mr. Giler is 53 years old.
Mr. Giler has 25 years of executive experience in high technology industries, including serving as Chief Executive Officer of successful companies ranging from start-ups to a publicly traded enterprise. His deep understanding of the administrative and operational requirements of technology companies makes him an extremely valuable board member. His service on the boards of a variety of public and private companies, complements his executive experience and affords him the ability to understand corporate issues from a variety of points of view. Similarly, Mr. Giler’s combination of managerial and board experience makes him particularly qualified to address executive compensation issues as the chair of our compensation committee.
James A. Goldstein	Mr. Goldstein has served as one of our directors since 2000. Since 2001 Mr. Goldstein has been a General Partner of North Bridge Venture Partners, a venture capital firm that he joined in 1998. Mr. Goldstein is 41 years old.
Mr. Goldstein provides the board with substantial, critical knowledge in building early- and mid-stage companies into mature, profitable enterprises. Mr. Goldstein is able to draw upon more than a decade of experience in investing in software, storage, wireless and other technology companies, including a large number of companies for which he serves or has served as a director. His contributions to the board also reflect his executive experience gained prior to becoming a venture capitalist, when he, among other things, co-founded and headed the sales and marketing group of a speech recognition software company that targeted service providers and enterprise call centers.

Neither of the director nominees is related by blood, marriage or adoption to any of our other directors, director nominees or executive officers. Neither of the director nominees is party to an arrangement or understanding with any person pursuant to which the nominee is to be selected or nominated for election as a director.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected.

The board recommends that you vote FOR the election of each named nominee.

Proposal No. 2. Ratification of Selection of Independent Registered Public Accounting Firm

The audit committee of the board of directors has selected the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2010 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche has audited our financial statements for each year since 2000. Representatives of Deloitte & Touche are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither law nor our by-laws and our other governing documents require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. The audit committee has submitted the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of our company and stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte & Touche. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The board recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

Other Matters

The board of directors is not aware of any matter to be presented for action at the annual meeting other than the two proposals described above. The board does not intend to bring any other matters before the annual meeting.

Stockholder Proposals for 2011 Annual Meeting

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act must be received by our Secretary at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts 01730, by no later than December 3, 2010. If a stockholder wishes to bring a matter before the stockholders at the 2011 Annual Meeting but does not notify us before February 16, 2011, for all proxies we receive, the proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the stockholder’s proposal.

Under our by-laws, a stockholder who wishes to nominate one or more individuals for election to the board of directors at the 2011 Annual Meeting must provide written notice to us between January 19, 2011 and February 11, 2010. If, however, the 2011 Annual Meeting is scheduled to be held on a date before April 29, 2011 or after July 18, 2011, then the written notice must be received by us by the later of (a) the ninetieth day prior to the 2011 Annual Meeting and (b) the tenth day following the day on which notice of the date of the 2011 Annual Meeting was mailed or public disclosure of the date of the 2011 Annual Meeting was made, but in any event not more than 120 days before the date of the 2011 Annual Meeting.

EXECUTIVE OFFICERS

The following table contains biographical information, as of March 29, 2010, of each of the executive officers:

James A. Milton President and Chief Executive Officer	Mr. Milton began serving as our President and Chief Executive Officer and one of our directors in May 2009. Mr. Milton served as President and Chief Operating Officer of Intervoice, Inc., a provider of software-based interactive voice response, contact center and mobile messaging solutions, from March 2008 to September 2008, when Intervoice was acquired by Convergys Corporation. Following the acquisition of Intervoice, he served as Senior Vice President — Sales, Marketing and Professional Services of Convergys, a provider of relationship management solutions, from September 2008 to March 2009. From January 2006 to February 2008, he served as Executive Vice President and Chief Operating Officer of Intervoice. He served as a director of Intervoice from June 2008 to September 2008. From October 2004 to December 2005, he was Executive Vice President of Global Sales and Services for UGS Corporation, a product lifecycle management software company. Mr. Milton is 49 years old.
Robert C. Leahy Chief Operating Officer and Chief Financial Officer	Mr. Leahy has served as Chief Operating Officer since September 2006 and as Chief Financial Officer since February 2007. From 1987 to October 2005, Mr. Leahy served as Vice President Finance and Operations and Chief Financial Officer of Brooktrout, Inc., a NASDAQ-listed developer of software and hardware platforms that was acquired by EAS Group, Inc. in October 2005. Mr. Leahy is 57 years old.
Mark D. Friedman Chief Marketing and Business Development Officer	Mr. Friedman has served as Chief Marketing and Business Development Officer since December 2007. He served in various capacities at Peppercoin, Inc., a developer of secure micropayments solutions, from June 2005 until its acquisition by Chockstone, Inc. in April 2007. His positions at Peppercoin included President and Chief Executive Officer and Vice President, Sales and Market Development. From 2002 to December 2007, Mr. Friedman also served as President of GTM Consulting, Inc., a marketing consulting firm that he founded. Mr. Friedman is 47 years old.
Timothy R. Segall Chief Technology Officer	Mr. Segall has served as Chief Technology Officer since January 2002. From June 2000 to December 2006, Mr. Segall served as our Vice President, Engineering. Mr. Segall is 50 years old.

Diane Albano Executive Vice President of Sales and Client Management	Ms. Albano has served as our Executive Vice President of Sales and Client Management since March 15, 2010. She served as Senior Vice President of Worldwide Sales of Workscape, Inc., a provider of human resources solutions, from October 2008 to September 2009. From January 2008 to August 2008, she served as Executive Vice President — Worldwide Sales of FAST Search & Transfer, a provider of enterprise search solutions that was acquired by Microsoft Corporation in April 2008. Ms. Albano was employed by Progress Software Corporation, a supplier of application infrastructure software and services for business applications, as Vice President of North American Operations from June 2005 to December 2005 and as Vice President, Americas Operations from December 2005 to January 2008. From May 2003 to March 2005, she served as Vice President, Global Account Sales of Thomson NETg (subsequently acquired by SkillSoft plc), a supplier of enterprise learning solutions. Ms. Albano is 55 years old.

There are no family relationships among any of the directors or executive officers. None of the executive officers is related by blood, marriage or adoption to any of our other directors, director nominees or executive officers.

EXECUTIVE COMPENSATION

Executive Compensation Tables

Summary Compensation

The following table sets forth information regarding compensation earned during the last three fiscal years by the named executive officers, who consist of Peter Shields, our chief executive officer through April 2009, James Milton, our chief executive officer since April 2009 and Robert Leahy and Jeffery Struzenski, our two other most highly compensated executive officers in 2009. Mr. Struzenski served as our Executive Vice President, Sales from April 2008 until resigning effective March 12, 2010.

						Non-Equity
					Option	Incentive Plan	All Other
		Salary	Bonus		Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)		($)(3)(4)	($)(5)	($)(6)	($)

James A. Milton	2009	$216,667	$83,333	(1)	$196,219	—	$33,085	$529,304
President and Chief Executive Officer
Peter R. Shields	2009	100,000	—		45,409	—	523,410	668,819
President and Chief	2008	300,000	—		176,132	$80,867	10,188	567,187
Executive Officer	2007	260,000	—		64,426	157,479	24,663	506,568
Robert C. Leahy	2009	240,000	789	(2)(3)	99,287	—	19,346	359,422
Chief Operating Officer and	2008	240,000	—		156,264	44,477	10,185	450,926
Chief Financial Officer	2007	225,000	—		62,158	87,488	16,651	391,297
Jeffery J. Struzenski	2009	225,000	789	(2)(3)	46,527	—	113,259	385,575
Executive Vice President,	2008	168,750	—		17,709	8,736	76,310	271,505
Sales

(1)	The amount shown represents a guaranteed bonus paid to Mr. Milton pursuant to the terms of our employment offer letter with him dated April 21, 2009.

(2)	The amounts shown represent compensation expense recognized for financial statement purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly Statement of Financial Accounting Standards No. 123 (revised 2004)), or ASC Topic 718, with respect to stock options granted on December 9, 2009 as discretionary bonuses.

(3)	These amounts have been calculated in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown include the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of the common stock on the grant date. For a discussion of the assumptions relating to our valuations of the stock options, see notes 2 and 8 to the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 2, 2010. See “ — Grants of Plan-Based Awards” for information on stock option grants made in 2009. These amounts reflect our accounting expense for these stock options and do not correspond to the actual value that may be recognized by the named executive officers.

(4)	The amounts shown represent compensation expense recognized for financial statement purposes under ASC Topic 718 with respect to stock options granted on May 26, 2009 as part of our annual option grant process. The dollar amounts in this column represent the compensation cost for the indicated year of stock options granted pursuant to our equity compensation plans and thus include amounts from stock options granted in and prior to the indicated year. No stock options were forfeited by any of the named executive officers during 2009, 2008 or 2007, except that Mr. Shields forfeited unvested stock options to acquire an aggregate of 66,857 shares of common stock following the termination of his employment.

(5)	Amounts shown consist of awards based on performance under our 2007 and 2008 Management Cash Compensation Plans. For additional information, see “— Equity Compensation Plans — 2009 Management Cash Compensation Plan.” The amounts earned in 2008 were paid on May 20, 2008 and March 13, 2009, and the amounts earned in 2007 were paid on May 15, 2007, September 4, 2007, November 15, 2007, and February 28, 2008.

(6)	The amounts shown include travel, hotel and other expenses relating to sales recognition trips totaling (a) with respect to Mr. Milton, $1,954 in 2009, (b) with respect to Mr. Shields, $9,768 in 2008 and $12,584 in 2007, and (c) with respect to Mr. Struzenski, $11,722 in 2009. Also includes, (i) with respect to Mr. Milton, reimbursement of $12,983 for rental expenses and an additional $4,957 for related furniture rental and utilities expenses, (ii) with respect to Mr. Shields, a cash payment of $493,894 made pursuant to an executive retention agreement following the termination of his employment, as described under “— Equity Compensation Agreements — Severance Arrangements with Peter Shields” and (iii) with respect to Mr. Struzenski, commissions of $87,590 in 2009 and $71,122 in 2008. All other amounts consist of premiums for dental plans, medical plans, accidental death and dismemberment insurance, and long-term disability insurance.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2009 to the named executive officers:

					All Other
					Option
					Awards:		Grant Date
					Number of	Exercise or	Fair Value of
					Securities	Base Price of	Stock and
		Estimated Future Payouts Under Non-			Underlying	Option	Option
		Equity Incentive Plan Awards(1)			Options	Awards	Awards
Name	Grant Date	Threshold($)	Target($)	Maximum($)	(#)(3)	($/Sh)(4)	($)(5)

James A. Milton		(2)	$116,667	$116,667
	05/01/09				700,000	$1.70	$728,700
Robert C. Leahy		(2)	110,000	110,000
	05/26/09				48,000	2.06	59,635
	12/09/09				30,000	3.00	52,584
Jeffery J. Struzenski		(2)	30,000	30,000
	05/26/09				40,000	2.06	49,696
	12/09/09				30,000	3.00	52,584

(1)	Relates to performance-based cash incentive bonus awards under the 2009 Management Cash Compensation Plan. No amounts were payable under this Plan because we did not meet the threshold described in note 2.

(2)	Pursuant to the terms of the 2009 Management Cash Compensation Plan, no bonus amounts were payable under the Plan unless we generated pro forma operating income (as defined by the compensation committee of the board of directors).

(3)	See notes 3 and 4 to the table set forth under “— Summary Compensation Table” for information about these stock options.

(4)	Each stock option was granted with an exercise price equal to the fair market value of the common stock on the grant date.

(5)	The amounts shown represent compensation expense recognized for financial statement purposes under ASC Topic 718. Pursuant to SEC rules, the amounts shown include the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions relating to our valuations of the stock options, see notes 2 and 8 to the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 2, 2010. See “— Grants of Plan-Based Awards” for information on stock option grants made in 2009. These amounts reflect our accounting expense for these stock options and do not correspond to the actual value that may be recognized by the named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held as of December 31, 2009 by the named executive officers.

	Number of Securities
	Underlying Unexercised		Option	Option
	Options (#)(1)		Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

James A. Milton	—	700,000	$1.70	04/30/19
Robert C. Leahy	99,434	—	1.01	10/09/16
	26,400	—	8.70	03/01/17
	13,125	16,875	4.85	03/16/18
	7,000	41,000	2.06	05/25/19
	—	30,000	3.00	12/08/19
Jeffery J. Struzenski	31,250	43,750	3.00	05/19/18
	5,833	34,167	2.06	05/25/19
	—	30,000	3.00	12/08/19

(1)	All awards listed in this table were stock options granted under our 2007 Stock Incentive Plan, except that the first two grants listed for Mr. Leahy were made under our 2000 Stock Option Plan. All shares unexercisable as of December 31, 2009 vest in equal monthly installments over four years, except that 25% (175,000) of the shares under the grant to Mr. Milton vest on May 1, 2010 and the balance of the shares thereunder vest in equal monthly installments over the following three years. Upon a merger or consolidation effecting a change in control, a sale of all or substantially all of our assets, or a sale of a majority of our outstanding voting securities, 25% of the then-unvested shares subject to each of these options will vest. As described under “— Agreements — Change in Control Agreements” below, as of December 31, 2009 each of the named executive officers was party to an agreement under which the unvested shares underlying his stock options will vest in full if (a) appropriate arrangements are not made for the continuation of those options following a change in control or (b) his employment is terminated by us without cause, or by him for specified reasons, within six months after a change in control.

Option Exercises

The following table sets forth information regarding exercises of stock options by the named executive officers during 2009.

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise(#)	Exercise($)(1)

Peter R. Shields	604,715	$1,077,634

(1)	The value realized upon exercise was calculated by multiplying the number of shares acquired on each respective exercise date by the last sale price of the common stock on that exercise date as reported by The NASDAQ Global Market.

Equity Compensation Plans

We have two equity compensation plans. Our 2000 Stock Option Plan was adopted in July 2000. Following the completion of our initial public offering in November 2007, no additional shares may be issued under the 2000 Stock Option Plan other than pursuant to stock options then outstanding. Our 2007 Stock Incentive Plan became effective upon completion of our initial public offering. As of December 31, 2009, stock options were outstanding pursuant to these plans to purchase up to a total of 3,019,595 shares of common stock at a weighted average exercise price of $2.51 per share. Under these outstanding stock options, a total of 1,209,150 shares had vested as of December 31, 2009 and had a weighted average exercise price of $2.47 per share.

2007 Stock Incentive Plan

As of December 31, 2009, stock options were outstanding under the 2007 Stock Incentive Plan to purchase up to 2,151,443 shares of common stock and 282,883 shares of common stock were available for future grant. The number of shares available for future grant is subject to increase to the extent any shares of common stock subject to awards outstanding under the 2000 Stock Option Plan expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right. In addition, the 2007 Stock Incentive Plan contains an “evergreen” provision, which provides for an annual increase in the number of shares available for issuance under the plan on January 1 of each year from 2009 through 2017. The annual increase in the number of shares will equal the least of:

•	1,500,000 shares of common stock;

•	5% of the number of shares of common stock outstanding as of such date; and

•	an amount determined by the board of directors.

Under this provision, the number of shares available for grant under the 2007 Stock Incentive Plan increased by 815,567 and, as a result, a total of 1,098,450 shares of common stock were available for future grant under the 2007 Stock Incentive Plan as of January 1, 2010.

The compensation committee administers the 2007 Stock Incentive Plan. The 2007 Stock Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards. Our executive officers, employees, consultants, advisors and directors, and those of any of our subsidiaries, are eligible to receive awards under the 2007 Stock Incentive Plan. Under present law, however, incentive stock options qualifying under Section 422 of the Internal Revenue Code may only be granted to employees.

Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price, subject to the other terms and conditions contained in the option grant. The compensation committee will determine the recipients of stock options and with respect to each stock option granted:

•	the number of shares subject to the stock option;

•	the exercise price of the stock option, which may be no less than the fair market value of the common stock on the grant date;

•	the vesting schedule of the stock option;

•	the duration of the stock option; and

•	the manner of payment of the exercise price of the stock option.

Restricted stock awards entitle the recipient to acquire shares of common stock, subject to our right to repurchase all or part of the shares from the recipient in the event the conditions specified in the award are not satisfied. The compensation committee will determine the recipients of restricted stock awards and with respect to each restricted stock award granted:

•	the number of shares subject to the restricted stock award;

•	the purchase price, if any, of the restricted stock award;

•	the vesting schedule of the restricted stock award; and

•	the manner of payment of the purchase price, if any, for the restricted stock award.

No award may be granted under the 2007 Stock Incentive Plan after July 31, 2017, but the vesting and effectiveness of awards granted before that date may extend beyond that date.

2000 Stock Option Plan

As of December 31, 2009, stock options were outstanding under the 2000 Stock Option Plan to purchase up to 868,152 shares of common stock. No additional shares may be issued under the 2000 Stock Option Plan other than pursuant to stock options outstanding when our initial public offering was completed in November 2007.

401(k) Plan

We maintain a deferred savings retirement plan for employees that is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. Contributions to the deferred savings retirement plan are not taxable to employees until withdrawn from the plan. The deferred savings retirement plan provides that each participant may contribute his or her pre-tax compensation, up to a statutory limit ($16,500 in 2009). For employees 50 years of age or older, an additional catch-up contribution ($5,500 in 2009) is allowed. Under the plan, each employee is fully vested in his or her deferred salary contributions. We may make discretionary contributions subject to established limits and a vesting schedule, but have not made any such contributions to date.

2009 Management Cash Compensation Plan

On May 20, 2009, the board of directors adopted and approved a 2009 management cash compensation plan, or the Compensation Plan, for the following executive officers, or the Plan Executives:

•	James A. Milton, President and Chief Executive Officer;

•	Robert C. Leahy, Chief Operating Officer and Chief Financial Officer;

•	Timothy R. Segall, Chief Technology Officer;

•	Mark D. Friedman, Chief Marketing and Business Development Officer; and

•	Jeffery J. Struzenski, Executive Vice President, Sales.

The Compensation Plan was initially considered and approved, subject to board approval, by the compensation committee at meetings held in March and April 2009. The principal terms of the Compensation Plan are summarized below.

The Compensation Plan had two components: (a) base salary and (b) variable performance-based compensation. In establishing the participants’ base salaries and bonus levels for 2009, the Compensation Committee reviewed information previously provided by an independent executive compensation consulting firm for purposes of establishing 2008 compensation, together with updates of that information prepared by management at the request of the Compensation Committee. The Compensation Committee determined that, in light of existing economic conditions and our needs and stage of development, it was not necessary to engage an executive compensation consulting firm to perform a new review of senior management compensation for purposes of the Compensation Plan. The recommended 2009 base salaries and bonus levels were based on a number of factors, including the status of the competitive marketplace for executives in comparable positions, the responsibilities of the positions, the experience of the Plan Executives and the knowledge required of the Plan Executives.

Base Salaries

The 2009 annual base salaries of the Plan Executives as established under the Compensation Plan were as follows:

•	James A. Milton, $325,000;

•	Robert C. Leahy, $240,000

•	Timothy R. Segall, $225,000

•	Mark D. Friedman, $225,000; and

•	Jeffery J. Struzenski, $225,000

Mr. Milton’s annual base salary was established pursuant to the terms of our employment offer letter with him dated April 21, 2009.

Variable Performance-Based Compensation

The aggregate target bonus amount established under the Compensation Plan for all participants was $406,667, subject to a cap in an amount equal to:

(a) 50% of our 2009 pro forma operating income (as defined by the compensation committee), less

(b) the amount of any employee bonuses paid or accrued outside the Compensation Plan and recorded in 2009.

We did not generate pro forma operating income in 2009. As a result, the cap under the Compensation Plan was equal to $0 and no amounts were payable under the Compensation Plan.

The portion of the aggregate target bonus payable to all Plan Executives was to be based upon components for revenue growth, pro forma operating income, and organizational goals and objectives, each as determined and weighted by the compensation committee. In connection with the foregoing, the compensation committee was responsible for identifying organizational goals and objectives and, if the pro forma operating income threshold described above had been met, would have been responsible for evaluating and determining the extent to which each of those organizational goals and objectives was satisfied as of December 31, 2009.

The portion of the aggregate bonus target payable to all Plan Executives would have been allocated among the Plan Executives in accordance with the following percentages:

•	James A. Milton, 28.69% (maximum of $116,667);

•	Robert C. Leahy, 27.05% (maximum of $110,000);

•	Timothy R. Segall, 18.44% (maximum of $75,000);

•	Mark D. Friedman, 18.44% (maximum of $75,000); and

•	Jeffery J. Struzenski, 7.38% (maximum of $30,000).

Bonus amounts payable under the Compensation Plan would have been due within 30 days after the later of (a) the completion of the audit of our consolidated financial statements for 2009 and (b) the approval by the compensation committee of the bonus amounts payable under the Compensation Plan.

Executive Compensation Agreements

We have entered into executive retention agreements and change in control agreements with each of our executive officers. We entered into these agreements with Robert Leahy, Timothy Segall and Mark Friedman in November 2008 and, in connection with their initial employment, entered into executive retention agreements with James Milton effective May 2009 and with Diane Albano effective March 2010.

Executive Retention Agreements

The executive retention agreement of each executive officer generally provides that if we terminate the officer’s employment without cause (as defined below) or if the officer terminates employment for good reason (as defined below), the officer will be entitled to receive, within 30 days after the date of termination, a cash payment equal to the sum of:

•	accrued base salary, commission and vacation pay;

•	the product of (a) the officer’s annual bonus for the most recently completed fiscal year multiplied by (b) a fraction, the numerator of which will be the number of days elapsed in the then-current fiscal year through the termination date and the denominator of which will be 365; and

•	the product of (a) the officer’s highest base salary received in the 12-month period preceding the termination date plus the officer’s commission, if any, for the most recently completed fiscal year, multiplied by (b) 1.0 in the case of James Milton, Robert Leahy or Timothy Segall or 0.5 in the case of Diane Albano or Mark Friedman.

The executive retention agreements also provide that the executive officers will be entitled to continue to receive, after the termination date, specified benefits for 12 months in the case of Mr. Milton, Mr. Leahy and Mr. Segall and 6 months in the case of Ms. Albano and Mr. Friedman.

The executive retention agreements also contain provisions applicable in the event payments due under the executive retention agreements would result in tax penalties under Sections 280G and 4999 of the Internal Revenue Code. Those Code sections generally may impose certain tax penalties on our company or an executive officer if the amount of severance payments to the executive officer following a Change in Ownership or Control (as defined in the Code) exceeds certain limits. Under the provisions of each executive retention agreement, the amount of the benefits that an executive officer will be entitled to receive under his executive retention agreement will be reduced by an amount necessary to avoid triggering any penalty taxes if, and only if, the reduction would result in greater net after-tax benefits to the executive officer.

For purposes of the executive retention agreements, the term “cause” means termination due to an executive officer’s willful misconduct, gross negligence or criminal misconduct in connection with the performance of his duties. The term “good reason” generally means (a) a diminution in the executive officer’s position, authority or responsibilities, (b) a reduction in the executive officer’s salary or benefits, or (c) a relocation of the executive officer to a worksite more than 50 miles from his prior location.

For more information about the terms of the executive retention agreements, please see the form of executive retention agreement with Messrs. Leahy, Friedman and Segall filed as Exhibit 99.1 to our current report on Form 8-K filed with the SEC on November 28, 2008, (b) the executive retention agreement with Mr. Milton included as Exhibit 10.2 to our current report on Form 8-K filed with the SEC on April 21, 2009, and (c) the executive retention agreement with Ms. Albano included as Exhibit 10.1 to our current report on Form 8-K filed with the SEC on March 29, 2010.

Change in Control Agreements

Summary of Principal Terms

The change in control agreement of each executive officer generally provides that:

•	25% of the officer’s unvested options will accelerate and vest upon a change in control (as defined below), except that all of the unvested options will accelerate and vest if appropriate arrangements are not made for the continuation of those options following the change in control; and

•	all of the officer’s then-unvested options will accelerate and vest if, within six months after a change in control, (a) the officer’s employment is terminated without cause, (b) the officer’s position, authority or responsibilities are diminished, or (c) the officer’s worksite is relocated more than 50 miles from the officer’s prior location.

For purposes of the change in control agreements, the term “change in control” means (a) our sale of all or substantially all of our assets or (b) our merger or consolidation with another entity in a transaction in which shares of our stock outstanding immediately prior to the transaction represent (or are exchanged for) less than a majority of the stock of the surviving entity. The term “cause” has the same meaning as under the executive retention agreements, as described under “— Executive Retention Agreements.”

For more information about the terms of the change in control agreements, please see (a) the form of change in control agreement with Robert Leahy, Mark Friedman and Timothy Segall included as Exhibit 99.2 to our current report on Form 8-K filed with the SEC on November 28, 2008, (b) the change in control agreement with James Milton included as Exhibit 10.3 to our current report on Form 8-K filed with the SEC on April 21, 2009, and (c) the change in control agreement with Diane Albano included as Exhibit 10.2 to our current report on Form 8-K filed with the SEC on March 29, 2010.

Change in Control Payments Table

The following table presents the estimated benefits provided to named executive officers pursuant to various circumstances that trigger payments or provision of benefits under the change-in-control agreements described above. Payments would not be cumulative. In the following table, the value of stock options for which vesting would accelerate is calculated as if the triggering event occurred on December 31, 2009. The value of a stock option acceleration upon a “change in control only” is based upon acceleration of 25% of the unvested shares subject to stock options outstanding as of December 31, 2009. The value of a stock option acceleration upon a “termination following a change in control” is based upon acceleration of all of such unvested shares, 25% of which would vest upon a change of control and the balance of which would vest upon a qualifying termination event, all as described above.

		Stock Option
Name	Triggering Event	Acceleration

James A. Milton	Change in control only	$218,750
	Termination following a change in control	656,250
Robert C. Leahy	Change in control only	23,559
	Termination following a change in control	70,677
Jeffery J. Struzenski	Change in control only	7,602
	Termination following a change in control	22,806

Separation Arrangements with Peter Shields

Peter Shields resigned as our President and Chief Executive Officer effective April 30, 2009. In November 2008, we had entered into an executive retention agreement with Mr. Shields substantially similar to the agreements described under “— Executive Retention Agreements,” except that the agreement with Mr. Shields provided that his severance amount would be based upon a multiplier of 1.5 (rather than 1.0 or

0.5, as in the case of our current executive officers) times his highest based salary received in the 12-month period preceding his termination date.

We paid to Mr. Shields, pursuant to his executive retention agreement, an amount in cash equal to the sum of:

•	his base salary accrued through April 30, 2009;

•	$17,308, which was the amount of his vacation pay accrued through April 30, 2009;

•	$26,586, which is the product of (a) his annual bonus for 2008 multiplied by (b) a fraction, the numerator of which was 120 (the number of days elapsed in 2009 through his termination date) and the denominator of which was 365; and

•	$450,000, which was the product of (a) $300,000 (his highest base salary received in the 12-month period preceding the termination date) multiplied by (b) 1.5.

On April 21, 2009, we entered into a one-year consulting agreement with Mr. Shields, effective April 30, 2009, under which he agreed, upon our request from time to time, to consult with us in connection with such matters involving our business and operations as we may reasonably request. Mr. Shields was not required to devote more than ten hours per month in May, June or July 2009 or more than five hours in any of the calendar months from August 2009 through April 2010, to the performance of consulting services under the consulting agreement. As the sole compensation payable to Mr. Shields for his services under the consulting agreement, he had until August 1, 2010 to exercise each of his currently outstanding stock options to acquire shares of our common stock, to the extent those shares had vested as of the termination of his employment on April 30, 2009. The vesting of the options held by Mr. Shields was not affected by the terms of the consulting agreement and ceased upon termination of his employment. For more information, please see the consulting agreement included as Exhibit 10.3 to our current report on Form 8-K filed with the SEC on April 21, 2009.

BOARD OF DIRECTORS

Biographical Information

The following table contains biographical information, as of March 29, 2010, together with information about the specific and particular experience, qualifications, attributes or skills, of each of our directors.

Eric R. Giler	Mr. Giler has served as one of our directors since December 2005. He chairs the compensation committee. For biographical and qualification information about Mr. Giler, please see “Proposal No. 1. Election of Class III Directors.”
James A. Goldstein	Mr. Goldstein has served as one of our directors since 2000. For biographical and qualification information about Mr. Goldstein, please see “Proposal No. 1. Election of Class III Directors.”
Vernon F. Lobo	Mr. Lobo has served as one of our directors since 2000. He is a member of the audit committee and the nominating and corporate governance committee. Since 1997, Mr. Lobo has served as a Managing Director of Mosaic Venture Partners, a venture capital firm. Mr. Lobo is 45 years old.
Mr. Lobo provides the board with substantial, critical knowledge in building early- and mid-stage companies into mature, profitable enterprises. His understanding of board functions and roles is informed by more than 14 years of experience as a director and chair of a public company and as a member of audit and compensation committees of both public and private companies. Mr. Lobo’s experience prior to becoming a venture capitalist — including serving as a company founder, management consultant and software developer — has provided him with significant capabilities in operational, financial and strategic planning matters.
James A. Milton	Mr. Milton has served as our President and Chief Executive Officer and one of our directors since May 2009. For biographical information about Mr. Milton, please see “Executive Officers.”
Mr. Milton brings to the board a strong blend of highly successful management experience and keen understanding of interactive customer communication technologies and markets. Mr. Milton’s 25 years of high technology sales, marketing and general management experience as a chief executive and chief operating officer provide the board with critical insights into the operation requirements of a public company. His deep domain expertise in interactive voice response and internet protocol messaging solutions complements the other technology backgrounds of our directors. As our chief executive officer, Mr. Milton has extensive knowledge of our business, and his participation on the board enables him to communicate his corporate vision and operational knowledge to the other directors while gaining from their input and insights.

Justin J. Perreault	Mr. Perreault has served as one of our directors since June 2005. He is a member of the audit committee and the nominating and corporate governance committee. Since 1999, Mr. Perreault has been a General Partner of Commonwealth Capital Ventures, a venture capital firm. Mr. Perreault is 47 years old.
Mr. Perreault provides the board with substantial, critical knowledge in building early- and mid-stage companies into mature, profitable enterprises. His contributions to the board reflect more than a decade of venture capital experience working as an investor and director of information technology companies, particularly companies with enterprise application, infrastructure software, and on-demand business models. Mr. Perreault’s experience prior to becoming a venture capitalist — including serving as chief executive and chief operating officer of a publicly traded software company and as a management and investment consultant — has provided him with significant capabilities in operational, financial and strategic planning matters.
James J. Roszkowski	Mr. Roszkowski has served as one of our directors since March 2006. He chairs the nominating and corporate governance committee. Since April 2007 Mr. Roszkowski has served as Chief Executive Officer and President of Patria Services Corp., an on-demand technology-based trigger marketing company. Mr. Roszkowski has also served as a Principal of the Owl’s Nest Group, LLC, an advisory and consulting firm. Mr. Roszkowski previously held the position of Senior Executive Vice President of MBNA America Bank, N.A., a New York Stock Exchange-listed independent credit card issuer, from 1989 to April 2005. Mr. Roszkowski is 52 years old.
Mr. Roszkowski’s 25 years of managerial experience in the financial services industry, both in the U.S. and international credit card industries, brings to the board both demonstrated management ability at senior levels and diversity of viewpoint and experience. Mr. Roszkowski is well positioned to provide operational and strategic insights with respect to our company based on his track record of starting and developing new businesses and entrepreneurial ventures within Fortune 500 companies, his substantial executive-level management experience in the payment systems industry, and his experience as a director of diverse public and private companies.

Eileen M. Rudden	Ms. Rudden has served as one of our directors since May 2008. She has served as the board chair since May 2009 and is a member of the compensation committee. Since January 2010, she has served as Deputy Director of the Office of Specialized Services for Chicago Public Schools. From 2003 to October 2007, Ms. Rudden served as Vice President and General Manager, Communications Applications and Vice President and General Manager, Unified Communications at Avaya Inc., a provider of business communications solutions. Ms. Rudden is 59 years old.
Ms. Rudden provides the board with more than 25 years of technology-related executive experience, including executive experience at leading companies in the business communications software and e-mail and collaboration software industries. The breadth of her experience in board, executive and administrative leadership positions, together with her understanding of the communication and other technology industries, provides her with a wealth of procedural and substantive experience on which she draws in serving as our board chair. Similarly, Ms. Rudden’s combination of managerial and board experience makes her particularly qualified to address executive compensation issues as a member of our compensation committee.
Regina O. Sommer	Ms. Sommer has served as one of our directors since December 2006. She chairs the audit committee and is a member of the compensation committee. From 2002 until March 2005, Ms. Sommer served as Vice President and Chief Financial Officer of Netegrity, Inc., a NASDAQ-listed provider of security software solutions that was acquired by Computer Associates International, Inc. in November 2004. Ms. Sommer also serves on the board of directors of Insulet Corporation, a NASDAQ-listed medical device company, and Wright Express Corporation, a New York Stock Exchange-listed provider of payment processing and information management services. Ms. Sommer is 53 years old.
Ms. Sommer’s extensive experience in executive financial positions with several technology companies provides the board with significant capabilities in accounting issues, risk management, transaction experience and strategic planning. Her past roles as an accountant with a leading international accounting firm and, more recently, as chief financial officer of both public and private companies make her particularly well qualified to chair the audit committee and serve as an “audit committee financial expert.” Further, based in part on her current position as a director of other companies, Ms. Sommer takes an active role in the board’s efforts to address emerging corporate governance issues and to establish and maintain best practices.

None of the directors is related by blood, marriage or adoption to any of our other directors or executive officers. None of the directors is party to an arrangement or understanding with any person pursuant to which the nominee is to be selected or nominated for election as a director.

Board Composition

The board of directors currently consists of eight members. In accordance with the terms of our charter and by-laws, the board is divided into three classes, whose members serve for staggered three-year terms.

•	The class I directors consist of Justin Perreault, James Roszkowski and Eileen Rudden. Their terms will expire at the annual meeting of stockholders to be held in 2011.

•	The class II directors consist of Vernon Lobo, Regina Sommer and James Milton. Their terms will expire at the annual meeting of the stockholders to be held in 2012.

•	The class III directors consist of Eric Giler and James Goldstein. Their terms will expire at the annual meeting.

Directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. Our charter and by-laws provide that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors.

Our charter provides that the authorized number of directors may be changed only by resolution of the board, subject to the rights of any holders of any series of preferred stock. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of the board may have the effect of delaying or preventing changes in our control or management.

Director Attendance at Board Meetings

The board of directors met 12 times during 2009, either in person or by teleconference. During 2009, each director attended at least 75% of the meetings of the board.

Board Committees

The board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by the board. Current copies of each committee’s charter are posted on the “Investor Relations — Corporate Governance” section of our website, www.soundbite.com. All of the members of each of these standing committees are independent as defined under the rules of The NASDAQ Global Market and, in the case of the audit committee, satisfy the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act.

Audit Committee

The members of the audit committee are Vernon Lobo, Justin Perreault and Regina Sommer. Ms. Sommer chairs the audit committee. The board of directors has determined that Ms. Sommer is an “audit committee financial expert” as defined in applicable SEC rules. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of the registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing our annual and quarterly financial statements and related disclosures with management and the registered public accounting firm;

•	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management; and

•	reviewing and approving or ratifying any related-person transactions.

The audit committee met 10 times during 2009, either in person or by teleconference. During 2009, each member of the audit committee attended at least 75% of the meetings of the committee.

Compensation Committee

The members of the compensation committee are Eric Giler, Eileen Rudden and Regina Sommer. Mr. Giler chairs the compensation committee. The purpose of the compensation committee is to discharge the responsibilities of the board of directors relating to compensation of the executive officers. Specific responsibilities of the compensation committee include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of the chief executive officer and other executive officers;

•	overseeing an evaluation of executive officers;

•	overseeing and administering cash and equity incentive plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

The compensation committee met 9 times during 2009, either in person or by teleconference. During 2009, each member of the compensation committee attended at least 75% of the meetings of the committee.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Vernon Lobo, Justin Perreault and James Roszkowski. Mr. Roszkowski chairs this committee. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board corporate governance principles; and

•	overseeing an annual evaluation of the board.

The nominating and corporate governance committee met 5 times during 2009, either in person or by teleconference. During 2009, each member of the nominating and corporate governance committee attended at least 75% of the meetings of the committee.

Audit Committee Report

This report of the audit committee is required by the SEC and, in accordance with the rules of the SEC, shall not be deemed to be (a) part of, or incorporated by reference by any general statement incorporating by reference this proxy statement into, any filing under the Securities Act or the Securities Exchange Act, except to the extent that SoundBite specifically incorporates this report by reference, or (b) “soliciting material” or “filed” under the Securities Act or the Securities Exchange Act.

The audit committee has met and held discussions with management and representatives of Deloitte & Touche LLP, SoundBite’s independent registered public accounting firm. Management has represented to the audit committee that SoundBite’s financial statements for the year ended, and as of, December 31, 2009 were prepared in accordance with U.S. generally accepted accounting principles, and the audit committee has reviewed and discussed the financial statements with management and Deloitte & Touche representatives. The audit committee also has discussed with representatives of Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Deloitte & Touche has provided to the audit committee the written disclosures and the letter required by Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (United States) of the Public Company Accounting Oversight Board, and the audit committee has discussed with Deloitte & Touche that firm’s independence.

Based upon the audit committee’s discussions with management and representatives of Deloitte & Touche and its review of representations of management and the report of Deloitte & Touche to the audit committee, the audit committee recommended to the board of directors that the audited financial statements be included in SoundBite’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

By the Audit Committee of the
Board of Directors of
SoundBite Communications, Inc.

Regina O. Sommer (Chair)
Vernon F. Lobo
Justin J. Perreault

DIRECTOR COMPENSATION

Compensatory Arrangements with Outside Directors

Pursuant to amended and restated Compensatory Arrangements with Outside Directors recommended by the nominating and corporate governance committee and approved by the board of directors on March 17, 2010, each outside director is entitled to the following:

(a) an annual retainer fee of $25,000 for service on the board;

(b) additional annual retainer fees for board committee service as follows:

Board chair	$15,000
Chair of audit committee	10,000
Other members of audit committee	3,000
Chair of compensation committee	7,500
Other members of compensation committee	3,000
Chair of nominating and corporate governance committee	5,000
Other members of nominating and corporate governance committee	2,000

(c) a meeting fee of $1,000 for each meeting of the board, the audit committee, the compensation committee or the nominating and corporate governance committee attended in person or by telephone; and

(d) the grant, as of each annual stockholder meeting, of a stock option exercisable to purchase 14,500 shares of common stock at a price equal to the fair market value of the common stock on the grant date.

In addition, upon the initial election of an outside director to the board, the new outside director is entitled to receive a stock option exercisable to purchase 29,000 shares of common stock at a price equal to the fair market value of the common stock on the grant date.

For purposes of the Compensatory Arrangements with Outside Directors, an “outside director” is any director who is neither (1) employed by us nor (2) affiliated with a person or entity that beneficially owns 5.0% or more of our outstanding common stock. In 2009, Eric Giler, James Roszkowski, Eileen Rudden and Regina Sommer qualified as outside directors for compensatory purposes.

2009 Director Compensation

The following table provides information regarding director compensation for 2009. No other director received any compensation for serving on the board of directors or board committees in 2009.

	Fees Earned or
Name	Paid in Cash ($)	Option Awards ($)(1)	Total

Eric R. Giler	$62,750	$18,220	$80,970
James J. Roszkowski	47,000	24,748	71,748
Eileen M. Rudden	57,234	24,584	81,818
Regina O. Sommer	69,000	51,871	120,871

(1)	The amounts shown represent compensation expense recognized for financial statement purposes under ACS Topic 718. Pursuant to SEC rules, the amounts shown include the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of the common stock on the grant date. For a discussion of the assumptions relating to our valuations of the stock options, see notes 2 and 8 to the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 2, 2010. These amounts reflect our accounting expense for these stock options and do not correspond to the actual value that may be recognized by the named executive officers. In 2009, each of the outside directors was granted a stock option to acquire 13,000 shares of common stock, each of which options had a full grant date fair value of $2.94. As of December 31, 2009:

• Mr. Giler held options to purchase 62,520 shares at a weighted average exercise price of $1.26 per share, of which 49,520 shares had vested;

• Mr. Roszkowski held options to purchase 62,520 shares at a weighted average exercise price of $1.52 per share, of which 47,238 shares had vested;

• Ms. Rudden held options to purchase 38,000 shares at an exercise price of $2.94 per share, of which 25,000 shares had vested; and

• Ms. Sommer held options to purchase 62,520 shares at a weighted average exercise price of $4.42 per share, of which 38,868 shares had vested.

CORPORATE GOVERNANCE

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of stockholders. The board of directors implemented a number of corporate governance policies and practices In connection with our initial public offering in 2007. It reviews those policies and practices periodically in order to compare our policies and practices to those suggested by various authorities in corporate governance and those adopted by other public companies. Those reviews also are intended to confirm that the policies and practices comply with new and emerging interpretations and practices relating to the Sarbanes-Oxley Act of 2002, corporate governance-related rules of the SEC, and the listing standards of The NASDAQ Global Market.

This section describes key corporate governance guidelines and practices that we have adopted. You can access our current committee charters, corporate governance guidelines, and code of business conduct and ethics in the “Corporate Governance” section of our website located at www.soundbite.com or by writing to our Investor Relations Department at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts 01730, telephone: (781) 897-2500.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and stockholders. These guidelines establish a framework for the conduct of the board’s business and in particular provides that:

•	the board’s principal responsibility is to oversee the management of our company;

•	a majority of the members of the board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program, and all directors shall participate in continuing director education on an ongoing basis; and

•	at least annually, the board and its committees shall conduct self-evaluations to determine whether they are functioning effectively.

It is our policy to encourage directors and nominees for director to attend annual meetings of stockholders. Three of our seven directors attended the 2009 Annual Meeting of Stockholders.

Board Leadership Structure

The board of directors does not have a policy on whether or not the roles of chief executive officer and board chair should be separate and, if they are to be separate, whether the board chair should be selected from the non-employee directors or be an employee. The board believes that it is preferable to evaluate the appropriateness of separating these roles from time to time in light of the best interests of our company and our stockholders.

In the event that the board chair is not an independent director, the Nominating and Corporate Governance Committee may designate an independent director to serve as “Lead Director,” who shall be approved by a majority of the independent directors. Unless the board determines otherwise, an individual will serve as Lead Director for no more than three consecutive years.

The board has determined that having an independent director serve as board chair is in the best interest of stockholders at this time. This structure was implemented contemporaneously with our hiring of a new chief executive officer in May 2009. Under the board’s corporate governance guidelines, the board chair is responsible for approving the agenda for each board meeting and for determining, in consultation with the other directors, the frequency and length of board meetings. We believe that the separation of the roles of the chief executive officer and board chair has facilitated a greater role and more active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the board.

In connection with the board’s decision to elect a separate board chair in May 2009, the board reviewed and implemented a board chair position description, delineating a number of guidelines and practices for performance of the board chair duties, including specific duties relating to governance and leadership, board management, management liaison activities, stockholder communications, and director orientation and education.

Board Determination of Independence

Under Rule 4350 of The NASDAQ Marketplace Rules, a majority of a listed company’s board of directors must be comprised of independent directors within one year of listing. In addition, NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act. Under Rule 4200(a)(15) of The NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board, or any other board committee: (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (b) be an affiliated person of the listed company or any of its subsidiaries.

In connection with the annual meeting, the board of directors undertook a review of the composition of the board and board committees and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the board has determined that none of Eric Giler, Vernon Lobo, Justin Perreault, James Roszkowski, Eileen Rudden and Regina Sommer, representing six of our eight directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 4200(a)(15) of The NASDAQ Marketplace Rules. The board also determined that Mr. Lobo, Mr. Perreault and Ms. Sommer, who comprise the audit committee, Mr. Giler, Ms. Rudden and Ms. Sommer, who comprise the compensation committee, and Messrs. Perreault, Roszkowski and Lobo, who comprise the nominating and corporate governance committee, satisfy the applicable independence standards for such committees established by the SEC and The NASDAQ Marketplace Rules. In making such determination, the board considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The board’s corporate governance guidelines specify that the value of diversity on the board should be considered by the nominating and corporate governance committee in the director identification and nomination process. The nominating and corporate governance committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of the common stock for at least a year as of the date such recommendation is made, to the nominating and corporate governance committee in care of SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board. See “Proposals — Stockholder Proposals for 2011 Annual Meeting.”

Communicating with Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The director serving as chair of the nominating and corporate governance committee, with the assistance of our chief financial officer, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as such director considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chief financial officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the board in care of SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary.

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee are Eric Giler, Eileen Rudden and Regina Sommer. No member of the compensation committee has ever been an officer or employee of our company or any subsidiary of ours. No member of the compensation committee had any relationship with us during 2009 requiring disclosure under Item 404 of Regulation S-K.

None of the executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a member of our board of directors or our compensation committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. You can access our code of business conduct and ethics in the “Corporate Governance” section of our website located at www.soundbite.com. We post on our website all disclosures required by law or The NASDAQ Global Market listing standards concerning any amendments to, or waivers from, any provision of the code.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our charter limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware corporation law. The charter provides that no director will have personal liability to us or to stockholders for monetary damages for breach of fiduciary duty or other duty as a director. These provisions do not, however, eliminate or limit the liability of any of the directors for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim arising prior to such amendment or repeal. If the Delaware corporation law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the directors will be further limited to the greatest extent permitted by the Delaware corporation law.

The charter also provides that we must indemnify directors and officers in certain circumstances. In addition, we have entered into separate indemnification agreements with each of the directors and executive officers that may be broader than the indemnification provisions contained in the charter. These indemnification agreements may require us, among other things, to indemnify directors and executive officers for expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or incurred by a director or executive officer in any action or proceeding arising out of his or her service as a director or executive officer. We believe these provisions and agreements are important in attracting and retaining qualified individuals to serve as directors and executive officers.

We maintain director and officer insurance providing for indemnification of our directors and officers for certain liabilities, including certain liabilities under the Securities Act. We also maintain a general liability insurance policy that covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

There is no pending litigation or proceeding involving any director or executive officer to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

RELATED-PARTY TRANSACTIONS

The following discussion relates to certain transactions that involve both our company and one of our executive officers, directors, director nominees or five percent stockholders, each of whom we refer to as a “related party.” For purposes of this discussion, a “related-party transaction” is a transaction, arrangement or relationship:

•	in which we participate;

•	that involves an amount in excess of $120,000; and

•	in which a related party has a direct or indirect material interest.

From January 1, 2009 through March 31, 2010, there were no related-party transactions, except for the compensation arrangements described under “Executive Compensation” and “Director Compensation.”

The board of directors has adopted written policies and procedures for the review of any related-party transaction. If a related party proposes to enter into a related-party transaction, the related party must report the proposed related-party transaction to the chief financial officer. The policy calls for the proposed related-party transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the related-party transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related-party transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related-party transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related-party transactions that are ongoing in nature will be reviewed annually.

A related-party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related party’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related party’s interest in the related-party transaction;

•	the dollar value of the amount involved in the related-party transaction;

•	the dollar value of the amount of the related party’s interest in the transaction;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information that would be material to investors in light of the circumstances of the transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The audit committee may impose any conditions on the related-party transaction that it deems appropriate.

In addition, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related-party transactions for purposes of the policy:

•	interests arising solely from the related party’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related party and all other related parties own in the aggregate less than a 10% equity interest in such entity, (b) the related party and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction is less than the greater of $200,000 and 5% of the annual gross revenues of the company receiving payment in the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee.

STOCK OWNERSHIP

Principal Stockholders

The following table sets forth information with respect to the beneficial ownership of common stock as of March 1, 2010 for:

•	each beneficial owner of more than five percent of the outstanding common stock;

•	each of the directors, director nominees and named executive officers; and

•	all of the directors and executive officers as of March 29, 2010 as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after March 1, 2010. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Percentage ownership calculations are based on 16,315,048 shares outstanding as of March 1, 2010. Addresses of individuals are in care of SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts 01730.

	Beneficial Ownership
	Prior to Offering
		Right to
		Acquire
	Outstanding	Within 60
	Shares	Days of	Shares
	Beneficially	March 1,	Beneficially
Name and Address of Beneficial Owner	Owned	2010	Owned	Percentage

5% Stockholders:
North Bridge Venture Partners	4,736,509	—	4,736,509	29%
950 Winter Street, Suite 4600 Waltham, MA 02451
Mosaic Venture Partners	2,140,334	—	2,140,334	18.1
65 Front Street East, Suite 200 Toronto, Ontario M5E 1B5
Commonwealth Capital Ventures	1,688,916	—	1,688,916	10.4
950 Winter Street, Suite 4100 Waltham, MA 02451
Emancipation Capital, LP	944,680	—	944,680	5.8
825 Third Avenue, 33rd Floor New York, NY 10022
Directors and Executive Officers:
James A. Goldstein	4,736,509	—	4,736,509	29
Vernon F. Lobo	2,140,334	—	2,140,334	13.1
Justin J. Perreault	1,688,916	—	1,688,916	10.4
Robert C. Leahy	—	214,785	214,785	*
James A. Milton	105,000	1,151	106,151	*
Eric R. Giler	—	49,520	49,250	*
James J. Roszkowski	—	49,520	49,250	*
Regina O. Sommer	—	49,520	49,250	*
Eileen M. Rudden	—	25,000	25,000	*
All executive officers and directors as a group (12 persons)	8,670,759	389,496	9,060,255	55.5
Former Executive Officers Constituting Named Executive Officers:
Jeffery J. Struzenski	2,900	45,311	48,211	*
Peter R. Shields	55,733	36,457	92,190	*

*	Less than one percent.

Shares reflected as beneficially owned by North Bridge Venture Partners and by Mr. Goldstein consist of 3,210,820 shares of common stock held North Bridge Venture Partners IV-A, L.P., and 1,525,689 shares held by North Bridge Venture Partners IV-B, L.P. North Bridge Venture Management IV, L.P. as the General Partner of North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. has voting and investment control of the 4,736,509 shares held in the aggregate by North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. NBVM GP, LLC, the General Partner of North Bridge Venture Management IV, L.P., and its individual managers, Edward T. Anderson and Richard A. D’Amore, share voting and dispositive power with respect to such 4,736,509 shares. Mr. Goldstein, as a Manager of NBVM GP, LLC, may be deemed to share voting and dispositive power with respect to such 4,736,509 shares, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Shares reflected as beneficially owned by Mosaic Venture Partners and by Mr. Lobo consist of 2,140,334 shares of common stock held by Mosaic Venture Partners II Limited Partnership. 1369904 Ontario Inc., as the general partner of Mosaic Venture Partners II Limited Partnership, has voting and investment control of the shares held by Mosaic Venture Partners II Limited Partnership. Mr. Lobo is Managing Director of 1369904 Ontario Inc. and may be deemed to share voting and investment power with respect to such 2,140,334 shares. Mr. Lobo disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

Shares reflected as beneficially owned by Commonwealth Capital Ventures and by Mr. Perreault consist of 1,615,111 shares of common stock held by Commonwealth Capital Ventures III, L.P. and 73,805 shares of common stock held by CCV III Associates L.P. Mr. Perreault is a General Partner of Commonwealth Venture Partners III, L.P. Commonwealth Venture Partners III L.P. is the sole General Partner of Commonwealth Capital Ventures III L.P. and CCV III Associates, L.P. Mr. Perreault, Michael Fitzgerald, Jeffrey M. Hurst and R. Stephen McCormack, Jr. are the individual General Partners of Commonwealth Venture Partners III L.P.

As reported in a Schedule 13G/A filed with the SEC on October 22, ,2009, each of Emancipation Capital, LP, Emancipation Capital, LLC, Emancipation Capital Master, Ltd., and Charles Frumberg has shared voting and dispositive power over the 944,680 shares reflected as beneficially owned by Emancipation Capital, LP. Emancipation Capital, LLC acts as the general partner of Emancipation Capital, LP, and Mr. Frumberg is the managing member of Emancipation Capital LLC.

Mr. Shields resigned as our President and Chief Executive Officer and as a director, effective April 30, 2009. Mr. Struzenski resigned as our Executive Vice President, Sales effective March 12, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, as well as stockholders beneficially owning more than ten percent of the outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership with respect to common stock. All of these reporting persons are required by SEC regulations to furnish us with copies of all reports they file with the SEC pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us and written representations of our directors and executive officers received by us, we believe each reporting person filed on a timely basis all of the reports required to be filed pursuant to Section 16(a) in 2009.

Independent Registered Public Accounting Firm Fees and Other Matters

Audit and Related Fees

The following table summarizes the fees billed to us by Deloitte & Touche LLP for each of the last two years for audit services. These fees relate to professional services rendered for (a) audits of our financial statements, (b) reviews of our quarterly financial statements, and (c) services related to other regulatory filings.:

Fee Category	2009	2008

Audit fees	$605,151	$608,205

We did not incur any fees of Deloitte & Touche for audit-related, tax or other services in 2009 or 2008.

Audit Committee Pre-Approval Policy and Procedures

The audit committee has adopted policies and practices relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any pre-approval is detailed as to the particular service or type of services to be provided and is subject to a maximum dollar amount.

Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m central time on May 19, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/SDBT • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR both nominees and FOR Proposal 2.

1.	Election of Directors:								+
		For	Against	Abstain		For	Against	Abstain
	01 - Eric Giler	☐	☐	☐	02 - Jamie Goldstein	☐	☐	☐

		For	Against	Abstain

2.	Ratification of Selection Delalle & Touche LLP as SoundBite’s Independent Registered Public Accounting Firm.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2010 Annual Meeting Admission Ticket
2010 Annual Meeting of
SoundBite Communications, Inc. Stockholders
Wednesday, May 19, 2010 9:00am
SoundBite Communications
22 Crosby Drive
Bedford, MA 01730
Directions to the SoundBite Communications Corporate offices, 22 Crosby Drive, Bedford, MA are as follows. Parking is on the left, the building will be on the right side of the road, across the street from the parking lot.
From Logan International Airport
•	Upon departing Logan travel through the Sumner Tunnel.

•	At the end of the tunnel, follow signs to Route 93 North (Expressway North).

•	Continue on Route 93 to the juncture with Route 128 / 95 North and South.

•	Take 128 / 95 South and follow directions below.
From The North (Route 128)
•	From 128 / 95 South take Exit 32, Route 3 North

•	From Route 3 North, Take Exit 26, Route 62 / Bedford & Burlington (first exit).

•	At the traffic lights at the end of the exit ramp, drive through the intersection onto Crosby Drive.

•	The Crosby Corporate Center sign is approximately a half mile on the left, turn left at the sign.
From the South / West (Mass Turnpike Route 90)
•	Take 128 / 95 North to Exit 32A, Route 3 North

•	From Route 3 North, Take Exit 26, Route 62 / Bedford & Burlington (first exit).

•	At the traffic lights at the end of the exit ramp, drive through the intersection onto Crosby Drive.

•	The Crosby Corporate Center sign is approximately a half mile on the left, turn left at the sign.
From The North (Route 3)
•	From Route 3 South, take Exit 26, Route 62 / Bedford & Burlington.

•	At the end of the ramp, turn left.

•	At the 1st set of traffic lights, turn left onto Crosby Drive

•	The Crosby Corporate Center sign (numbers 20, 22, 24, 26 and 32 Crosby Drive) is approximately a half mile on the left, turn left at the sign.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SoundBite Communications, Inc

Notice of 2010 Annual Meeting of Stockholders
22 Crosby Drive, Bedford, MA 01730
Proxy solicited by Board of Directors for Annual Meeting — May 19, 2010
The undersigned stockholder of SoundBite Communications, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated on or about April 7, 2010, and hereby appoints James Milton and Robert Leahy, and each of them, proxies and attorneys-in-fact, with full power of substitution in each, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of SoundBite Communications, Inc. to be held May 19, 2010 at 9:00 a.m., local time, at SoundBite’s corporate headquarters, located at 22 Crosby Drive, Bedford, Massachusetts, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
Shares represented by this proxy will be voted as directed herein by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR Eric Giler, FOR Jamie Goldstein and FOR Proposal 2, and as a proxy holder may determine in his discretion with regard to any other matter properly brought before such Annual Meeting.